EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Columbia Equity Trust, Inc. on Form S-11 of our report dated February 5, 2005, relating to the balance sheet of Columbia Equity Trust, Inc., our report dated February 5, 2005 relating to the combined financial statements of Columbia Equity Trust, Inc. Predecessor, our report dated February 5, 2005 relating to the combined statement of revenues and certain expenses of four properties commonly referred to as Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV, our report dated April 19, 2004, relating to the financial statements of King I, LLC and our report dated March 22, 2004, relating to the financial statements of Madison Place, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Summary Financial and Other Data”, “Selected Financial and Other Data” and “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

McLean, Virginia
February 8, 2005